Exhibit 10.1

BANCORP OF NEW JERSEY, INC.
SEVERANCE POLICY

This Severance Policy (“Policy”) is intended to provide separation benefits to certain employees of Bancorp of New Jersey, Inc., a New Jersey corporation (the “Company”) who are separated from service involuntarily and was adopted by the Company effective July 26, 2016 (the “Effective Date”). This Severance Policy supersedes all prior plans, programs or arrangements providing severance or separation benefits to any Eligible Employee, as defined below. This Policy is intended to be a “severance pay plan” within the meaning of the Department of Labor Regulation Section 2510.3-2(b).

Definitions

The following definitions apply for purposes of this Policy:

“Eligible Employee” means any person, who as of his or her Severance Date: (i) is actively employed by the Company, (ii) who has been designated to be an Eligible Employee under this Policy and is named on Exhibit B, and (iii) is not party to any written agreement with the Company or any of its subsidiaries which expressly provides for severance benefits.

“Base Salary” means the Eligible Employee’s annual base salary at the rate in effect on the Severance Date regardless of the form of payment of such base salary, including any pre-tax contributions made by the Eligible Employee pursuant to an arrangement maintained by the Company under Sections 125 or 401(k) of the Code but excluding amounts such as incentive bonuses, overtime pay, equity-based compensation or any other compensation.

“Cause” has the meaning ascribed to it in the Plan.

“Change in Control” has the meaning ascribed to it in the Plan.

“Change in Control Period” shall mean the period commencing on the first date a Change in Control occurs and ending three (3) months following such date.

“Compensation Committee” means the compensation committee of the Company’s board of directors.

“Plan” means the Bancorp of New Jersey, Inc. 2011 Equity Incentive Plan, as it may be amended from time to time.

“Separation from Service” means the termination of an Eligible Employee’s service with the Company. A termination of an Eligible Employee’s service with the Company will not be a “Separation from Service” unless such termination also constitutes a “separation from service” pursuant to Treasury Regulation Section 1.409A-1(h).

“Severance Date” means the date an Eligible Employee has a Separation from Service.

Eligibility for Benefits

An Eligible Employee shall be eligible for severance benefits hereunder if he or she has a Separation from Service; provided however that an Eligible Employee will not be eligible for benefits if (i) he or she is separated from service by the Company for Cause or (ii) he or she resigns from service with the Company for any reason. Notwithstanding anything herein to the contrary, an otherwise Eligible Employee will lose eligibility for benefits if he or she fails to continue as a satisfactory employee until released by the Company in accordance with its business needs or the Company has sold assets or otherwise transferred operations to another employer, and that employer has offered the Employee a position that provides a rate of compensation substantially similar to that received by the Employee from the Company immediately prior to his or her termination. The Compensation Committee has the sole discretion to determine an Employee’s eligibility hereunder.

Amount of Severance Benefits

The amount of benefits to which an Eligible Employee may be entitled depends on the applicable class in which the Eligible Employee is employed as identified on Exhibit A (as changed from time to time by the Company), and whether or not the Separation from Service occurs during the Change in Control Period; provided however that no severance benefits will be paid hereunder unless such termination by the Company without Cause would be considered a Separation from Service.

Payment of Severance Benefits

All cash severance payments made pursuant to Exhibit A to the Policy will be paid in installments over the applicable period pursuant to the Company’s standard payroll practices. All severance payments hereunder will be subject to tax and other required withholding in accordance with the Company’s standard payroll practices. Subject to the following paragraph, severance payments will commence as soon as is administratively feasible after the Company has received the Release, executed by the Eligible Employee and such Release has become irrevocable, the return of Company property described below and the execution of any other forms or agreements required by the Company. Notwithstanding the foregoing, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Code Section 409A to payments due to the Eligible Employee upon or following his or her separation from service, then notwithstanding any other provision of this Policy (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Eligible Employee’s separation from service will be deferred (without interest) and paid to the Eligible Employee in a lump sum immediately following that six month period.

Execution of Release and Return of Company Property

All benefits payable under the Policy are conditioned on: (a) the Eligible Employee’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of his or her cessation of employment, of a general release of claims against the Company and its affiliates in a form that is acceptable to the Company (the “Release”); and (b) return of all property owned by the Company or any affiliate to the Company. The benefits will be paid or provided as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

Right to Amend or Terminate

The Company reserves the right to amend this Policy, in whole or in part, or discontinue or terminate this Policy at any time; provided, however, that any such amendment, discontinuance or termination shall not affect any right of any Eligible Employee to claim benefits for any Separation from Service occurring prior to the date of such amendment, discontinuance or termination.

Administration; Benefit Claims Procedure

This Policy is intended to be a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).  The Compensation Committee shall act as the Policy administrator, as defined in Section 3(16)(A) of ERISA.  The administrator shall have the absolute right, discretion and authority to determine eligibility for severance pay benefits and the amount of any severance pay due under this Policy, to interpret the terms and provisions of this Policy, and to review and decide all claims or any other dispute regarding the rights of employees relative to this Policy.  All such determinations and interpretations made by the administrator will be final and binding on all parties and will be entitled to the maximum deference permitted by law.  The Compensation Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.  As of Effective Date, the Compensation Committee has delegated its authority to determine eligibility to participate under this Policy, and to revise Exhibit A and Exhibit B accordingly, to the Company’s Chief Executive Officer; provided, however, that the Chief Executive Officer is not authorized to select for participation under this Policy any officer whose compensation must be determined, or recommended to the board of directors for determination, by the Compensation Committee under applicable rules of a national securities exchange.

In accordance with Section 503 of ERISA and the regulations of the Secretary of Labor prescribed thereunder:

(i)                                     All claims for benefits under the Policy should be directed to the Compensation Committee.  Claims must be made in writing, should be executed and should include enough information to determine their validity.

(ii)                                  A decision will be issued no later than 90 days after receiving enough information to process the claim, unless special circumstances require an additional 90 days for processing. If a claim is entirely or partly denied, the employee will receive a written notice that will include the reason for the denial, the portion of the Policy on which the denial is based, and an explanation of the claim review procedure.  If the employee’s claim was incomplete, the notice will say what additional information is needed.  If the employee does not receive a response within 180 days after the Compensation Committee receives his or her claim, the claim is deemed denied.

(iii)                               An employee is entitled to appeal a claim that is entirely or partly denied for a full and fair review.  The employee’s appeal for a review must be made in writing and must be sent within 60 days after the employee receives a notice of the denial of his or her claim, or within 60 days after the claim is deemed denied.  The employee will receive a written notice of the decision on his or her appeal within 60 days after the request for review is received, unless special circumstances apply.

No legal action for benefits under this Policy may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described above, (b) has been notified by the Compensation Committee that the application is denied (or the application is deemed denied due to the Compensation Committee’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described above and (d) has been notified in writing that the Compensation Committee has denied the appeal (or the appeal is deemed to be denied due to the Compensation Committee’s failure to take any action on the claim within the time prescribed above).

Parachute Payments

Notwithstanding anything herein to the contrary, in the event that any payment or benefit received or to be received by an Eligible Employee, whether pursuant to the terms of this Policy or any other  plan, arrangement or agreement with the Company or any of its affiliates (all such payments and benefits, “Total Payments”) would be subject (in whole or part) to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the payment or benefit to be received by the Eligible Employee shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.  In the case of a reduction in the Total Payments pursuant to this paragraph, the Total Payments will be reduced in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); and (iii) third, all non-cash payments.

Section 409A

It is intended that payments and benefits under this Policy not subject Eligible Employees to taxation under Section 409A of the Code and, accordingly, this Policy shall be interpreted and administered to be in compliance therewith.  To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii).  For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to the Executive will be deemed a separate payment.

Affordable Care Act

Any health care continuation benefits deliverable under this Policy to an Eligible Employee shall automatically cease in the event that such benefit would violate and result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and related regulations and guidance promulgated thereunder.

Governing Law

The Policy shall be construed as administered and enforced in accordance with ERISA and, where appropriate, the laws of the State of New Jersey.

EXHIBIT A

CLASS A

Termination by Company Without Cause:

Cash Severance	Six (6) months

Health Care Continuation	Subsidized COBRA coverage equal to the Company-paid portion for active employees for six (6) months*

Equity Vesting Acceleration	None pursuant to this Policy; provided however equity will vest pursuant to other contractual obligations, if any

* Such subsidized coverage shall cease as of the date that the Eligible Employee and his spouse become eligible for group medical coverage from another employer (whether or not such coverage actually elected) or as of such other date that continuation coverage under COBRA ceases for any reason

Termination by Company Without Cause within Change in Control Period**:

Cash Severance	Six (6) months

Health Care Continuation	Subsidized COBRA coverage equal to the Company-paid portion for active employees for six (6) months ***

Equity Vesting Acceleration	None pursuant to this Policy; provided however equity will vest pursuant to other contractual obligations, if any

** Benefits payable in connection with a termination without Cause within Change in Control Period are in lieu of any other benefits payable under this Policy

*** Such subsidized coverage shall cease as of the date that the Eligible Employee and his spouse become eligible for group medical coverage from another employer (whether or not such coverage actually elected) or as of such other date that continuation coverage under COBRA ceases for any reason

CLASS B

Termination by Company Without Cause:

Cash Severance	Twelve (12) months

Health Care Continuation	Subsidized COBRA coverage equal to the Company-paid portion for active employees for twelve (12) months*

Equity Vesting Acceleration	None pursuant to this Policy; provided however equity will vest pursuant to other contractual obligations, if any

* Such subsidized coverage shall cease as of the date that the Eligible Employee and his spouse become eligible for group medical coverage from another employer (whether or not such coverage actually elected) or as of such other date that continuation coverage under COBRA ceases for any reason

Termination by Company Without Cause within Change in Control Period**:

Cash Severance	Twelve (12) months

Health Care Continuation	Subsidized COBRA coverage equal to the Company-paid portion for active employees for twelve (12) months ***

Equity Vesting Acceleration	None pursuant to this Policy; provided however equity will vest pursuant to other contractual obligations, if any

** Benefits payable in connection with a termination without Cause within Change in Control Period are in lieu of any other benefits payable under this Policy

*** Such subsidized coverage shall cease as of the date that the Eligible Employee and his spouse become eligible for group medical coverage from another employer (whether or not such coverage actually elected) or as of such other date that continuation coverage under COBRA ceases for any reason

EXHIBIT C

This Exhibit is provided to enable this document to serve as, and to satisfy the requirements applicable to, a summary plan description.  This addendum sets forth a participant’s rights under ERISA and provides general information regarding the Policy.

Rights under ERISA
(Employee Retirement Income Security Act of 1974, as amended)

ERISA gives a participant under the Policy certain rights and protections.  A participant is entitled to:

•                                                                                          Review, without charge, at the plan administrator’s office and at other specified locations such as work sites, all Policy documents, and copies of all papers filed by the plan administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration, including the Policy’s latest annual report (Form 5500 Series).

•                                                                                          Receive copies of all documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series) and an updated summary plan description.  The Administrator may make a reasonable charge for the copies.

•                                                                                          Receive a summary of the Policy’s annual financial report.  ERISA requires the administrator to give each participant a copy of this summary annual report.

Prudent Actions by Fiduciaries

In addition to creating rights for Policy participants, ERISA imposes duties upon the people who are responsible for the operation of the Policy.  The people who operate the Policy are called “fiduciaries.”  They have a duty to act prudently and in the interest of each participant under the Policy and their beneficiaries.  No one, including the participant’s employer, union, or any other person, may fire the participant or otherwise discriminate against the participant in any way to prevent him or her from obtaining a welfare benefit or exercising his or her rights under ERISA.

Enforcing Participants’ Rights

If a participant’s claim for a welfare benefit is denied or ignored, in whole or in part, that Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a participant can take to enforce his or her rights. For instance, if the participant requests a copy of Policy documents or the latest annual report from the administrator and does not receive them within 30 days, the participant may file suit in a federal court.  In that case, the court may require the administrator to provide the materials and pay the participant up to $110 a day until he or she receives them, unless the materials were not sent because of reasons beyond the administrator’s control.  If a participant has a claim for benefits which is denied or ignored, in whole or in part, the participant may file suit in a state or federal court.  Of course, the Company would suggest that the participant follow the claims procedure provided in the Policy before suing.

If it should happen that Policy fiduciaries misuse the Policy’s money, or if a participant is discriminated against for asserting his or her rights, the participant may ask for help from the U.S. Department of Labor or may sue in a federal court. The court will decide who has to pay court costs and legal fees. If the participant wins, the court may order the person the participant sued to pay these costs and fees. If the participant loses, the court may order the participant to pay these costs and fees (for example, if it finds the participant’s claim is frivolous).

Assistance with Questions

If any participant has any questions about the Policy, that participant should contact the plan administrator.  If a participant has any questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the administrator, the participant should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  The participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.